Exhibit (2)E

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

TARGET NATIONAL BANK,

TARGET RECEIVABLES LLC,

TARGET CORPORATION

and

TD BANK USA, N.A.

Dated as of October 22, 2012

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SCHEDULES, ANNEXES AND EXHIBITS

Schedule A	Estimated Closing Statement
Schedule B	Final Closing Statement
Schedule C	Write-Off Policy
Schedule D	Allocation Statement
Schedule E-1	Requisite Regulatory Approvals
Schedule E-2	Third Party Notices and Consents
Schedule F	Notices and Confirmations Required to be Obtained by the Parent, Sellers and the Purchaser on or Prior to the Closing Date
Schedule G-1	Disclosure Schedule of Sellers
Schedule G-2	Disclosure Schedule of Purchaser
Schedule H	Forms of Credit Card Agreements
Schedule I-1	List of Sellers’ Persons with Knowledge
Schedule I-2	List of Purchaser’s Persons with Knowledge
Schedule J	List of Material Contracts as Originator of Accounts (Subsection 4.1(h))
Schedule K	Master File: Fields and Layout
Schedule L	Account Exceptions
Schedule M	Litigation: Significant Claims as of October 2012 (Subsection 4.1(g))

Annex A	Form of Instrument of Assignment and Assumption

Exhibit A-1	Officer’s Certificate of Target National Bank (Subsection 7.2(c))
Exhibit A-2	Officer’s Certificate of Target Receivables LLC (Subsection 7.2(c))
Exhibit A-3	Officer’s Certificate of Target Corporation (Subsection 7.2(c))
Exhibit B	Officer’s Certificate of Purchaser(Subsection 7.3(c))
Exhibit C	Deposit Account Agreement

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PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 22, 2012 (the “Agreement Date”), by and among Target National Bank, a national banking association, Target Receivables LLC, a Minnesota limited liability company (“TRLLC”), Target Corporation, a Minnesota corporation (the “Parent”) and TD Bank USA, N.A., a national banking association (the “Purchaser” or the “Bank”).

RECITALS

WHEREAS, the Parent is, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means and (ii) directly and indirectly through certain of its Subsidiaries, including Target National Bank, engaged in the extension of credit to Cardholders, the servicing of Accounts, billings, collections, processing of Account transactions and the administration of the Accounts and Gross Receivables (as such terms are defined herein);

WHEREAS, pursuant to this Agreement, Target National Bank and TRLLC (collectively, the “Sellers”) desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Acquired Assets (as defined below) pursuant to the terms contained, and in the manner described, herein;

WHEREAS, on the date hereof, the Parent and/or its Affiliate or Affiliates and the Purchaser are entering into a Credit Card Program Agreement (the “Credit Card Program Agreement”), that provides for, among other things, the issuance of Credit Cards, the processing and servicing of the related Accounts, and the conduct of related marketing activities;

WHEREAS, simultaneously with the execution hereof, and in consideration for Parent’s and Sellers’ willingness to enter into this Agreement, The Toronto-Dominion Bank, (“TDB” or the “Bank Guarantor”), has executed and delivered to the Parent and the Sellers a guaranty (the “Guaranty”) pursuant to which TDB has guaranteed, in full, the obligations and performance of the Purchaser under this Agreement and the Credit Card Program Agreement; and

WHEREAS, simultaneously with the Closing under this Agreement, the Sellers, the Parent, the Purchaser and certain of their respective Affiliates desire to enter into certain other agreements (subject to the Credit Card Program Agreement) necessary or appropriate to effectuate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions of Certain Terms. In this Agreement, the following terms are used with the meanings assigned below:

“Account” means each Private Label Account and Co-Branded Account owned by Target National Bank as of the Cut-Off Time and existing as of the Closing Date, including Closed Accounts and Written-Off Accounts as of the Closing Date.

“Account Documentation” means, with respect to any Account, any and all documentation relating to that Account, including all Credit Card Applications, Credit Card Agreements, Credit Cards, Program Privacy Notices, Billing Statements, checks or other forms of payment, electronic payment authorization agreements, credit bureau reports, adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including information relating or pertaining to any of the foregoing to the extent related to the Program; provided, however, that Account Documentation shall not include Company register tapes, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Goods and/or Services.

“Accountant” has the meaning set forth in subsection 2.4(c).

“Accrued Interest” means the aggregate amount of all finance charges that were accrued and earned, but not billed or posted to the Accounts as of the Cut-Off Time, in a manner consistent with the Sellers’ past practices with respect to accruing finance charges (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date).

“Acquired Assets” means all right, title and interest of the Sellers in and to the following assets and properties, except to the extent they constitute Excluded Assets:

(i)                                     the Accounts and the Gross Receivables accrued as of the Cut-Off Time related to the Accounts;

(ii)                                  the applications for accounts pending and solicitations for accounts outstanding;

(iii)                               the Account Documentation, the Cardholder List, the Cardholder Data relating to the Accounts (whether or not duplicated in the Company Guest Data), and the Master File; and

(iv)                              all rights (including rights of recovery), claims, credits, causes of action and rights of set-off against third parties to the extent relating to the assets referred to clauses (i) through (iii).

“Action” means any claim, action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, at law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything herein to the contrary, neither TD Ameritrade Holding Corporation nor any subsidiary of TD Ameritrade Holding Corporation shall be considered an Affiliate of Bank (or an Affiliate of any Affiliate of Bank) for purposes of this Agreement, and each shall be treated as a third party in all respects.

“Agreement Date” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in subsection 2.5(a).

“Ancillary Agreements” means the Credit Card Program Agreement and Instrument of Assignment and Assumption.

“Applicable Law” means (i) all federal, state and local laws (including common law), statutes, rules, regulations; (ii) written regulatory guidance, written substantive recommendations, directives, written opinions and interpretations, policies and guidelines of any Governmental Authority; (iii) rulings, injunctions, judgments and orders of any Governmental Authority, and the final outcome of any binding arbitration; and (iv) any written or oral guidance or instructions to a party from a Governmental Authority with jurisdiction over such party, in each case applicable to the Sellers, the Parent, the Purchaser or their respective Affiliates or assets.

“Applicant” means an individual who has submitted a Credit Card Application for a Credit Card under the Program.

“ASC 860” means FASB Accounting Standards Codification (ASC) Topic 860 (formerly Statement of Financial Accounting Standards (FAS) 140 and 166).

“Assumed Liabilities” means, with respect to the Acquired Assets, the following Liabilities of the Sellers (other than Excluded Liabilities):

(i)                                     all obligations to Cardholders to perform the obligations arising under the Credit Card Agreements on and after the Closing Date, and all Ordinary Course Liabilities;

(ii)                                  all fees (including Network Fees), normal operating assessments and other charges of the Network relating to the Accounts that are incurred or accrue on or after the Closing Date; and

(iii)                               except as provided in Section 6.3, all Liabilities for Taxes with respect to the Acquired Assets.

“Bank” has the meaning set forth in the Preamble.

“Bank Receivables” means all receivables transferred by Target National Bank to TCC pursuant to the Bank Receivables Purchase Agreement before the appointment of the FDIC as conservator or receiver for Target National Bank, including monies due or to become due with respect to such receivables generated from time to time in the ordinary course of business and all proceeds of such receivables.

“Bank Receivables Purchase Agreement” means the Amended and Restated Bank Receivables Purchase Agreement, dated as of April 28, 2000, by and between Target National Bank and TCC.

“Bank Guarantor” has the meaning set forth in the Recitals or any successor guarantor under the Guaranty.

“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed in the Credit Card Program Agreement as may be modified from time to time by Bank in accordance with the Credit Card Program Agreement, together with the tradename of Bank and any successor trademarks, tradenames, service marks, logos and proprietary designations that Bank adopts as successors to those listed in the Credit Card Program Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.

“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.

“Billing Date” means, for any Account, the last day of each regular period when the Account is billed.

“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle, including a statement with only past-due account information, and any other statement subject to Section 226.7, Title 12, Code of Federal Regulations, whether in print or electronic form.

“Business” means the proprietary Credit Card business relating to the Accounts, including the extension of credit to Cardholders, the servicing of the Accounts, billing, collections, processing of Account transactions and the administration of the Accounts and Gross Receivables.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Company and Bank both are open for business.

“Business Policies and Procedures” means the policies and normal, day-to-day operating procedures, and practices in compliance with such policies, and the normal financial accounting guidelines for the conduct of the Business.

“Cardholder” means any individual who is contractually obligated under a Credit Card Agreement; an authorized user of an Account shall be treated as a Cardholder (i) to the extent provided in the Cardholder Service practices, (ii) to the extent cardholder rights are extended to authorized users under Applicable Law, and (iii) as mutually agreed by the parties.

“Cardholder Data” means (i) all Cardholder Lists and (ii) all personally identifiable information about a Cardholder or Applicant received by or on behalf of Bank (including by Company as servicer) in connection with the Cardholder’s application for or use of a Credit Card or Account or otherwise obtained by or on behalf of Bank (including by Company as servicer), including all transaction and experience information collected by or on behalf of Bank (including by Company as servicer) with regard to each purchase charged by a Cardholder using his or her Credit Card.

“Cardholder Indebtedness” means (a) all amounts owing by Cardholders with respect to Accounts, including outstanding loans, cash advances and other extensions of credit, finance charges (including accrued interest), late payment fees, and any other fees, charges and interest on the Accounts, in each case, whether or not posted and whether or not billed; less (b) any credit balances owed to Cardholders, any credits associated with returns, and any similar credits or adjustments with respect to the Accounts, in each case whether or not posted and whether or not billed.

“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies or provides a means of differentiating Cardholders, including any such listing that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

“Cardholder Service” means the activities of Company as servicer undertaken pursuant to the Program that involve interacting with Cardholders and Applicants with respect to the Program, including the services performed by Company pursuant to the Credit Card Program Agreement, but excluding interactions with Cardholders and Applicants in Company’s role as a retailer.

“Class A Certificates” means the Class A Variable Funding Rate Certificates, Series 2006-1, which have been issued pursuant to the Series Supplement;

“Closed Account” means each account of an individual who has been issued a credit card by a Seller prior to the Closing Date and whose account is closed and is not a Written-Off Account.

“Closing” has the meaning set forth in subsection 3.1(a).

“Closing Date” has the meaning set forth in subsection 3.1(a).

“Closing Date Conditions” means the conditions set forth in Section 7.1, Section 7.2 and Section 7.3.

“Closing File” means an electronic file from the system of record maintained on behalf of the Sellers by TSYS® (Total System Services, Inc.®) reflecting the Accounts and posted portion of Gross Receivables as of the Cut-Off Time in support of the Final Closing Statement.

“Co-Branded Account” means an open-end consumer credit account that is accessed via a Co-Branded Credit Card.

“Co-Branded Credit Card” means a consumer credit card that bears a Company Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of a Network and may be used to access a Co-Branded Account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means collectively, Target Corporation, a Minnesota corporation and Target Enterprise, Inc., a Minnesota corporation.

“Company Channels” means all Stores owned or operated by Company or its Affiliates in the United States (including Licensee departments therein to the extent contractually permitted) and all other retail establishments or retail sales channels directed to United States consumers that are owned or operated by Company or its Affiliates or their Licensees and are branded with a Company Licensed Mark or a mark including the Company name, or are otherwise designated as a Company Channel by mutual agreement of the Parties, including mail order, catalog and Internet outlets (including websites operated by Company or its Affiliates).

“Company Guest” means any Person who makes purchases of Goods and/or Services.

“Company Guest Data” means all personally identifiable information regarding a Company Guest that is obtained by Company (other than solely in its capacity as servicer) in connection with the Company Guest making a purchase of Goods and/or Services, including all transaction, experience and purchase information collected by Company (other than in its capacity as servicer) with regard to each purchase of Goods and/or Services made by a Company Guest, including the item-specific transaction information collected about Cardholders in connection with any such purchase of Goods and/or Services.

“Company Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Company or its Affiliates listed in the Credit Card Program Agreement as may be modified from time to time in accordance with the Credit Card Program Agreement, together with the tradename of Company and any successor trademarks, tradenames, service marks, logos and proprietary designations that Company adopts as successors to those listed in the Credit Card Program Agreement.

“Company Transaction” means any purchase or return of Goods and/or Services through a Company Channel, including from a Licensee, using an Account.

“Confidentiality Agreement” has the meaning set forth in subsection 5.1(a).

“Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

“Contract” means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.

“Credit Card” means a Private Label Credit Card and/or Co-Branded Credit Card, as applicable; the term “Credit Cards” means Private Label Credit Cards and Co-Branded Credit Cards collectively.

“Credit Card Agreement” means each credit card agreement between Bank and a Cardholder governing the use of an Account, including credit card agreements assigned to Bank pursuant to this Agreement, together with any amendments, modifications or supplements which now or hereafter may be made to such credit card agreement (and any replacement of such agreement).

“Credit Card Application” means the credit application which must be completed and submitted by individuals who wish to become Cardholders.

“Credit Card Program Agreement” has the meaning set forth in the Recitals.

“Cut-Off Time” means 11:59 p.m. Central time on the Business Day prior to the Closing Date.

“Data Tape” means an electronic data tape delivered by the Sellers to the Purchaser containing Account characteristics and historical performance information with respect to the Accounts.

“Deductible Amount” means $30,000,000.

“De Minimis Claim Amount” means $50,000.

“Deemed Written-Off Account” means any Account described in the following clause (i), (ii) or (iii): (i) any Private Label Account or Co-Branded Account that is not a Written-Off Account but that is both (A) subject to a closed-end fixed workout program with respect to which the borrower under the Account has defaulted and (B) greater than 120 days past due; (ii) any Private Label Account or Co-Branded Account that is not a Written-Off Account but that is subject to a settlement arrangement with respect to which the borrower under the Account has failed to make any required payment on the agreed-upon payment date; and (iii) any Private Label Account or Co-Branded Account that is not a Written-Off Account but that is 181 or more days past due.

“Deposit Account Agreement” means the Deposit Account Agreement #1, by and between Target National Bank and Target Corporation, dated as of April 28, 2009, a true and correct copy of which is attached as Exhibit C.

“Deposit Liabilities” means those deposit liabilities, including accrued interest payable thereon as of the Closing Date, owing to Parent and its Affiliates by Target National Bank as of the Closing Date pursuant to the Deposit Account Agreement.

“Disclosure Schedule” means, with respect to the Sellers or the Purchaser, a schedule substantially in the form of Schedule G-1 or G-2, respectively, delivered to the other party on or before the date of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to result in, a Material Adverse Effect with respect to the disclosing party, the Business or the Acquired Assets.

“Estimated Closing Statement” means a statement prepared by the Sellers, substantially in the form of Schedule A, showing in reasonable detail the calculation of the Estimated Purchase Price, based on data available as of the close of business on the fifth Business Day preceding the Closing Date.

“Estimated Purchase Price” means the amount payable by the Purchaser on the Closing Date in accordance with the Estimated Closing Statement.

“Excluded Assets” means the assets of the Sellers and their Affiliates not being acquired by the Purchaser hereunder, including the following:

(i)            cash and cash equivalents of the Sellers or any of their Affiliates;

(ii)           insurance policies maintained by or for the benefit of the Sellers and all claims accrued thereunder;

(iii)          Intellectual Property, other than rights to the Cardholder List and the Cardholder Data;

(iv)          assets of any Seller or any of its Affiliates sold or otherwise disposed of, without violation of this Agreement, during the period prior to the Closing Date;

(v)           assets relating to the Sellers’ employee benefit agreements, plans or other arrangements;

(vi)          rights (including rights of recovery), claims, credits, causes of action, or rights of set-off against third parties, to the extent not relating to the Acquired Assets or which relate principally to an Excluded Liability;

(vii)         the national association charter of Target National Bank, and all licenses, permits or other authorizations of any Governmental Authority held or used by the Sellers;

(viii)        interests in real property;

(ix)          personal property of the Sellers (which for the avoidance of doubt, shall not include the items of property described in clauses (i) through (iii) of the definition of Acquired Assets);

(x)           Company Guest Data (whether or not duplicated in the Cardholder List and the Cardholder Data, which constitute Acquired Assets);

(xi)          prepaid Taxes, Tax payments due from any of the Sellers’ Affiliates, and entitlements to refunds, credits, offsets, sales tax recovery on bad debt or other benefits for overpayment of Taxes relating, in each case, to any period (or portion thereof) prior to the Closing Date;

(xii)         any assets and revenue related to SafetyNet;

(xiii)        loan loss reserves; and

(xiv)        intercompany Contracts between the Sellers and any of their Affiliates.

“Excluded Liabilities” means Liabilities of the Sellers, other than the Assumed Liabilities, of any kind whatsoever, whether presently in existence or arising hereafter, including:

(i)            except as provided in Section 6.2, all Liabilities for Taxes with respect to the Acquired Assets for any period (or portion thereof) ending on or prior to the Closing Date, including Tax payments due to Affiliates;

(ii)           the portion of any Liability to the extent related to an Excluded Asset;

(iii)          any Liability of any Seller or any of its Affiliates, other than Ordinary Course Liabilities, relating to or arising from the operation of the Business or the ownership or servicing of the Acquired Assets at or prior to the Cut-Off Time or from any facts, circumstances or events existing or occurring at or prior to the Cut-Off Time (including any Liability related to, associated with or arising out of any Action), whether such Liability is first asserted prior to, on or after the Cut-Off Time;

(iv)          except to the extent provided for in clause (i) of the definition of Assumed Liabilities, any Liability to the extent related to, associated with or arising out of any Contract of the Sellers or their Affiliates;

(v)           any Liability (other than an Ordinary Course Liability) to the extent related to, associated with or arising out of or relating to the activities of Target Credit Card Master Trust, the Sellers or any of their Affiliates with respect to the Securitization Program;

(vi)          any Liability that results from an act, or failure to act, by the Sellers or any of their Affiliates that relates to any claims by any current, former or putative employee of the Sellers or any of their Affiliates or any Liability relating to employee benefits or compensation arrangements, including Liabilities or obligations under any Seller’s employee benefit agreements, plans or other arrangements or in connection with workers compensation or other medical claims made by employees of the Sellers or their Affiliates;

(vii)         all Liabilities with respect to the Value Proposition and any other loyalty programs offered to Cardholders;

(viii)        any Liability related to SafetyNet, including any payments made in respect of claims by Cardholders for benefits thereunder; and

(ix)          any Liability related to, associated with or arising out of any action, claim, suit or proceeding, relating to or arising from, the deposit Liabilities held by Target National Bank for Parent, other than the Deposit Liabilities.

“FASB” means the Financial Accounting Standards Board.

“FDI Act” means the Federal Deposit Insurance Act.

“FDIC” means Federal Deposit Insurance Corporation.

“Final Closing Statement” means a statement prepared by the Parent, substantially in the form of Schedule B, showing in reasonable detail the calculation of the Purchase Price, based on the Accounts and the Acquired Assets as of the Cut-Off Time.

“Financing Statements” has the meaning set forth in subsection 2.1(c)(ii).

“FRS” means the Financial and Retail Services division of the Parent.

“GAAP” means Generally Accepted Accounting Principles of the United States.

“Goods and/or Services” means the products and services, including financial products and services, sold by or through Company Channels, including delivery services,

shipping and handling, and work or labor to be performed for the benefit of Company Guests through the Company Channels.

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental or regulatory authority, agency, court, tribunal, commission or other governmental or regulatory entity of applicable jurisdiction, including the Board of Governors of the Federal Reserve System, the OCC, the Federal Deposit Insurance Corporation, the Bureau of Consumer Financial Protection and the Office of the Superintendent of Financial Institutions (Canada).

“Gross Receivables” means, as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date): (a) all amounts owing by Cardholders with respect to Accounts, including outstanding loans, cash advances and other extensions of credit, finance charges including Accrued Interest, late payment fees, and any other fees, charges and interest on the Accounts, in each case, whether or not posted and whether or not billed; less (b) any credit balances owed to Cardholders, any credits associated with returns, and any similar credits or adjustments, in each case whether or not posted and whether or not billed.

“Guaranty” has the meaning set forth in the Recitals.

“Holders” means the holders of the Class A Certificates, excluding TRLLC or any other affiliate or subsidiary of Target National Bank.

“Indemnified Party” has the meaning set forth in subsection 9.4(a).

“Indemnifying Party” has the meaning set forth in subsection 9.4(a).

“Indemnity Cap Amount” means $500,000,000.

“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Annex A.

“Intellectual Property” means, on a worldwide basis, other than with respect to Company Licensed Marks, Bank Licensed Marks, Cardholder Data and Company Guest Data, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Investor Certificateholder” has the meaning assigned in the Pooling and Servicing Agreement.

“Knowledge” means (a) for the Parent or the Sellers, the actual knowledge of any of the individuals listed on Schedule I-1, and the knowledge that any of them should have had after due inquiry; and (b) for the Purchaser, the actual knowledge of any of the individuals listed on Schedule I-2 and the knowledge that any of them should have had after due inquiry.

“Liability” means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

“LIBOR” means the rate for deposits in United States dollars for a one-month period which appears on Reuters Screen LIBOR01 Page or on such comparable system as is customarily used to quote LIBOR as of 11:00 a.m., London time, on the Closing Date.

“Licensee(s)” means any Person(s) authorized by Company to operate in and sell Goods and/or Services from Company Channels or under the Company Licensed Marks.

“Lien” means, with respect to any property, any lien, security interest, adverse claim of a creditor or interest, mortgage, pledge, right of first refusal, transfer restriction, charge or encumbrance relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property except, in all cases, to the extent such Lien is a Permissible Lien.

“Losses” has the meaning set forth in Section 9.2.

“Master File” means the fields and layout set forth in Schedule K populated by the data contained in the electronic master file maintained by, or on behalf of, the Sellers by TSYS® (Total System Services, Inc.®) with respect to the Accounts and the posted portion of the Gross Receivables.

“Material Adverse Effect” means:

(i)            with respect to the Business or the Acquired Assets, any change, event or effect that is materially adverse to the business, results of operations or financial condition of the Business, taken as a whole, or to the value of the Acquired Assets, taken as a whole, excluding any effect or change attributable to or resulting from (a) events, conditions or occurrences in economic, business or financial conditions generally affecting the credit card services, consumer credit or banking industries (provided, that neither the Acquired Assets nor the Business are disproportionately affected relative to other retailer credit card programs and businesses by any such events, conditions or occurrences), (b) financial market conditions, including interest rates or changes therein (provided, that neither the Acquired Assets nor the Business are disproportionately affected relative to other retailer credit card programs or businesses by any such conditions), (c) changes in laws, GAAP or regulatory accounting principles (provided, that neither the Acquired Assets nor the Business are disproportionately affected relative to other retailer credit card programs or businesses by any such changes), (d) any action, omission, change, effect, circumstance or condition required by this Agreement, or attributable to the signing and announcement of this Agreement or expressly contemplated to be taken or omitted, or expressly contemplated by this Agreement to occur, in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements or (e) any actions or omissions required by the terms of this Agreement or the Ancillary Agreements; and

(ii)           with respect to the Sellers, the Parent or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated by this Agreement or the Ancillary Agreements on a timely basis.

“Network” means Visa, MasterCard, American Express, Discover, and their respective payment systems, or any other mutually agreed upon payment system and payment system operator, as determined in accordance with the Credit Card Program Agreement, supporting the authorization, clearing and settlement of transactions in which Co-Branded Cards are tendered in payment.

“Network Fees” means any membership, transaction or other fees, assessments or charges that at any time are imposed by the Network on Bank as issuer of the Credit Cards.

“Notices and Confirmations Required on or Prior to the Closing Date” means all notices, documents and terminations set forth on Schedule F.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course Liabilities” means obligations of Sellers with respect to Accounts as of the Cut-Off Time arising in the ordinary course of account management, including (i) obligations with respect to payment of credit balances, and with respect to credit for returned goods and services, and (ii) Liability for ordinary course billing errors, ordinary course disputes (including write-offs, credit adjustments or balance waivers in connection with ordinary-course collections Actions with respect to individual Cardholders), fraud (other than that which results from wrongful acts of the Sellers), ordinary course customer service adjustments, redebits for returned payments, and similar ordinary course adjustments with respect to transactions that occurred at or before the Cut-Off Time, in each case to the extent such adjustments are subject to the settlement provisions of the Credit Card Program Agreement; provided, that Ordinary Course Liabilities do not include Liabilities relating to any failure by Sellers or their Affiliates to comply with applicable Requirements of Law or the terms or conditions of the Credit Card Agreements prior to the Cut-Off Time to the extent such failure arose from a system process, account management practice or procedure or other action or omission that impacted multiple Cardholders.

“Parent” has the meaning set forth in the Preamble.

“Permissible Liens” means Liens for Taxes not yet due and payable.

“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, or any Governmental Authority.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of April 28, 2009, by and between Target National Bank and Target Corporation.

“Pooling and Servicing Agreement” means the Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000, as amended by Amendment No. 1, dated as of August 22, 2001, Amendment No. 2, dated as of January 31, 2011 and Amendment No. 3, dated as of January 26, 2012, by and among TRLLC, Target National Bank and Wells Fargo Bank, National Association, as trustee, as amended and supplemented from time to time.

“Previously Disclosed” means, with respect to the Seller or the Purchaser, information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or covenants.

“Private Label Credit Card” means a consumer credit card that bears a Company Licensed Mark and may be used only to finance purchases of Goods and/or Services.

“Private Label Account” means an open end consumer credit account accessed via a Private Label Credit Card.

“Program” means the consumer credit card program established by Company and Bank and made available to Cardholders as provided herein, including the origination of new Accounts by Bank, the extension of credit on Accounts by Bank, all Cardholder Service and Account management activities (including billings and collections), accounting between the parties, and all other aspects of the customized credit plan specified herein and in Credit Card Agreements.

“Program Privacy Notice” means the disclosure to be provided by Bank to Cardholders of Bank’s privacy policies and practices in connection with the Program, as required by Section 503 of the Gramm-Leach-Bliley Act and other provisions of Applicable Law.

“Purchase and Assumption” has the meaning set forth in subsection 3.1(a).

“Purchase Price” means the purchase price payable in accordance with the Final Closing Statement which shall be equal to 100% of the amount of the Gross Receivables (excluding the amount of Gross Receivables with respect to Deemed Written-Off Accounts as of the Cut-Off Time and Written-Off Accounts), as finally determined in accordance with Section 2.4.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” has the meaning set forth in subsection 9.1(a).

“Requirement of Law” or “Requirements of Law” means, with respect to any Person, the Constituent Documents of such Person, and any Applicable Law applicable to or binding upon such Person or to which such Person or its property is subject.

“Requisite Regulatory Approvals” means the consents, registrations, approvals, permits or authorizations required by any Governmental Authority for the Purchase and Assumption, including those set forth in Schedule E-1.

“SafetyNet” means the SafetyNet® Balance Protection Program, an optional addendum to a Credit Card Agreement providing for debt cancellation in the event of disability, involuntary unemployment, employer-approved leave of absence, hospitalization, nursing home care, or loss of life.  SafetyNet was discontinued prior to the date hereof.

“Securitization Documents” means:

(i)                                     the Bank Receivables Purchase Agreement;

(ii)                                  the Amended and Restated Receivables Purchase Agreement, dated as of April 28, 2000, as amended by Amendment No. 1, dated as of August 22, 2001 and Amendment No. 2, dated as of January 31, 2011, by and between TCC and TRLLC;

(iii)                               the Pooling and Servicing Agreement;

(iv)                              the Series Supplement;

(v)                                 the Series 2006-1 Certificates; and

(vi)                              the Second Amended and Restated Certificate Purchase Agreement, dated as of March 26, 2012, relating to the purchase of the Class A Certificates, by and among TRLLC, as transferor, Target National Bank, as servicer, Chariot Funding LLC, a Delaware limited liability company, as a conduit purchaser, Jupiter Securitization Company LLC (successor by merger to JS Siloed Trust), a Delaware limited liability company, as a conduit purchaser and JPMorgan Chase Bank, N.A., a national banking association, as alternate purchaser, managing agent and administrative agent.

“Securitization Opinions” means the following reasoned opinions from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Sellers, addressed to the Sellers and to Purchaser, subject to customary and appropriate qualifications, assumptions, discussion, limitations and exceptions, in form and substance reasonably satisfactory to the Sellers and the Purchaser, that:

(i)                                     FDIC Receivership Opinion (Target National Bank to TCC).

(a)                                 in the event the FDIC were appointed as conservator or receiver for Target National Bank, the FDIC as such conservator or receiver would not have valid grounds to avoid any of the Securitization Documents on the basis of section 13(e) of the FDI Act, 12 U.S.C. § 1823(e).

(b)                                 in the event the FDIC were appointed as conservator or receiver for Target National Bank, with respect to Bank Receivables that are held in the Target Credit Card Master Trust at such time:

(1)                                 the Securitization Transfers of such Bank Receivables from Target National Bank to TCC will satisfy the conditions for the application of 12 C.F.R. § 360.6;

(2)                                 under 12 C.F.R. § 360.6, the FDIC acting as conservator or receiver for Target National Bank would not have valid grounds, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. §1821(e), to reclaim or recover such Bank Receivables from the Target Credit Card Master Trust or the Holders, or to recharacterize such Bank Receivables as property of Target National Bank or of the conservatorship or receivership for Target National Bank, unless the Holders received payment of the principal amount of their Class A Certificates and the interest earned thereon at the contractual yield (to the extent secured by such Bank Receivables) through the date the Holders were so paid; and

(3)                                 to the extent that the Securitization Transfers of such Bank Receivables pursuant to the Securitization Documents convey to Wells Fargo Bank, National Association, as trustee, for the benefit of the Holders a valid perfected security interest in such Bank Receivables to secure a valid claim against Target National Bank, the FDIC as conservator or receiver for Target National Bank would not have valid grounds, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. §1821(e), to avoid the security interest of Wells Fargo Bank, National Association, as trustee, in such Bank Receivables for the benefit of the Holders, unless the Holders, received their actual direct compensatory damages on such claim determined as of the date that the FDIC was appointed as such conservator or receiver.

(ii)                                  True Sale Opinion (TCC to TRLLC).  In a properly presented and argued case, as a legal matter, and based upon existing case law, in the event of the bankruptcy of TCC, subject to the qualifications stated herein, the transfer of Bank Receivables from TCC to TRLLC would be treated as a “true sale” and, accordingly (a) section 362(a) of the Bankruptcy Code would not apply to stay payment to TRLLC (or its assigns) of amounts collected on the Bank

Receivables and proceeds of sale thereof and (b) the Bank Receivables and proceeds of sale or collections thereof would not constitute property of TCC’s bankruptcy estate under section 541(a)(1) of the Bankruptcy Code.

(iii)                               Non-Consolidation Opinion (TCC and TRLLC).  If TCC becomes a debtor in a case under the Bankruptcy Code, for the reasons, among others, set forth below, it is our opinion that, in a properly argued and presented case, regardless of which of the approaches or standards a court follows, a creditor or trustee of TCC (or TCC as debtor in possession) would not have valid grounds to have a court disregard the limited liability form of TRLLC so as to cause a substantive consolidation of the assets and liabilities of TRLLC with the assets and liabilities of TCC in a manner prejudicial to the Series 2006-1 Certificateholders.

“Securitization Program” means the Series 2006-1 Certificates issued by Target Credit Card Master Trust and related documentation.

“Securitization Transfers” means each transfer of Bank Receivables by Target National Bank to TCC pursuant to the Bank Receivables Purchase Agreement.

“Seller Fundamental Representations” has the meaning set forth in subsection 9.1(a).

“Sellers” has the meaning set forth in the Recitals.

“Series Supplement” means the Second Amended and Restated Series 2006-1 Supplement to the Pooling and Servicing Agreement, dated as of March 26, 2012, by and among TRLLC, as transferor, Target National Bank, as servicer, and Wells Fargo Bank, National Association, as trustee.

“Series 2006-1 Certificateholder” means the holder of record of any Series 2006-1 Certificates.

“Series 2006-1 Certificates” means the Class A Certificates and the Variable Funding Collateral Interest, Series 2006-1, which have been issued pursuant to the Series Supplement.

“Store” means a physical location branded with a Company Licensed Mark.

“Subsidiary” means, with respect to any Person, any other Person a majority of the outstanding voting stock or securities of which are owned directly or indirectly by such Person.

“Tax Return” means any return, declaration, report or similar statement or information required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxes” means (i) any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as transferee or successor, by contract or otherwise.

“TCC” means Target Capital Corporation, a Minnesota corporation.

“TDB” has the meaning set forth in the Recitals.

“Third Party Notices and Consents” means the consents and approvals required by any third Persons for the Purchase and Assumption set forth in Schedule E-2.

“TRLLC” has the meaning set forth in the Preamble.

“True Sale Opinion” means an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Sellers, addressed to the Sellers and to Purchaser, subject to customary qualifications, assumptions, limitations and exceptions, in form and substance reasonably satisfactory to the Sellers and the Purchaser, that:

(i)                                     in a properly presented and argued case in a proceeding under the Bankruptcy Code, if the matter were properly briefed and presented to a court, the court would hold that the transfer of the Acquired Assets by TRLLC to the Purchaser in the manner set forth in this Agreement would constitute the sale of the Acquired Assets from TRLLC to the Purchaser; and

(ii)                                  in the event that TRLLC, Target or TEI, either individually or collectively, were to become a debtor under the Bankruptcy Code, the transfer of Acquired Assets under this Agreement would not, after full consideration of all relevant factors, be properly characterized as a pledge of the Acquired Assets to secure a borrowing by TRLLC, Target or TEI from the Purchaser and accordingly, the Acquired Assets and the proceeds thereof would not be part of the estate of TRLLC, Target or TEI under Section 541 of the Bankruptcy Code in such event, and consequently Section 362 of the Bankruptcy Code would not be applicable to the Acquired Assets and the proceeds thereof.

“Trustee” has the meaning assigned in the Pooling and Servicing Agreement.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York or any other applicable jurisdiction.

“Unreasonable Condition” means any modification, divestiture, restriction or condition imposed in connection with obtaining the Requisite Regulatory Approvals that would be so material and adverse with respect to the economic benefits to the Purchaser or the Sellers of the Purchase and Assumption that the Purchaser or the Sellers would not have entered into this Agreement under substantially similar economic terms had the Purchaser or Sellers known that such modification, divestiture, restriction or condition would be imposed.

“Value Proposition” means the primary Company loyalty, promotional or reward program offered to Cardholders in respect of Company Transactions, which as of the Effective Date consists of the provision to Cardholders of a five percent (5%) discount on Company Transactions; provided that the Value Proposition shall be deemed not to include any ancillary benefits Company may offer to Cardholders or Company Guests in addition to such primary benefit associated with such loyalty, promotional or reward program, such as the availability of free shipping on Target.com, the donation of funds to schools designated by Cardholders (known as “Take Charge of Education”), or the ability of Cardholders to earn shopping discounts based on purchases of prescriptions (known as “Pharmacy Rewards”).

“Written-Off Accounts” means all Private Label Accounts and Co-Branded Accounts that (i) have been charged-off or written-off as of the Cut-Off Time or (ii) that should have been charged-off or written-off as of the Cut-Off Time in accordance with the write-off policy attached hereto as Schedule C.

(b)                                 Capitalized terms, to the extent applicable, shall be read without limitation to application to the Program or any party to the Credit Card Program Agreement.

Section 1.2                                    Interpretation.

(a)                                 In this Agreement, unless the context otherwise requires, references to:

(i)                                     the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;

(ii)                                  any reference to a Contract (including this Agreement) refers to the Contract as amended, modified, supplemented or replaced from time to time;

(iii)                               any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

(iv)                              any Governmental Authority includes any successor to the Governmental Authority; and

(v)                                 this Agreement means this Agreement, the Schedules, the Disclosure Schedules and the Annexes hereto.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)                                  Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

(d)                                 Unless the context otherwise requires, the word “or” when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase “and/or.”

(e)                                  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

ARTICLE II

PURCHASE, SALE AND ASSUMPTION

Section 2.1                                    Purchase and Sale.

(a)                                 On the terms and subject to the conditions of this Agreement at the time of the Closing and effective from and after the Closing Date, the Sellers shall sell, convey and assign to the Purchaser, free and clear of all Liens, the Acquired Assets, and the Purchaser agrees to purchase all such Acquired Assets.  The terms of the operation of the Program with respect to the Acquired Assets will be subject to the terms and conditions of the Credit Card Program Agreement.

(b)                                 (i)                                     On and after the Closing Date, the Purchaser shall be the sole and exclusive owner of the Accounts and other Acquired Assets, and shall have all rights, powers, and privileges with respect thereto as such owner.  The Parent and/or its Affiliate(s) shall have the rights set forth in the Credit Card Program Agreement in accordance with the terms thereof.  All purchases and cash advances in connection with the Accounts and the Cardholder Indebtedness related to such Accounts outstanding as of the Closing Date or thereafter effected shall create the relationship of debtor and creditor between the Cardholder and the Purchaser, respectively.  The Sellers acknowledge and agree that, following the Closing Date, (A) they shall have no right, title or interest in or to, any of the Accounts or the Account Documentation related to such Accounts or any proceeds of the foregoing, and (B) the Purchaser shall extend credit directly to Cardholders.

(ii)                                  Except as expressly provided in the Credit Card Program Agreement, the Purchaser shall be entitled to (A) receive all payments made by Cardholders on Accounts, and (B) retain for its account all Cardholder Indebtedness related to Accounts and such other fees and income authorized by the Credit Card Agreements and collected by the Purchaser with respect to the Accounts and the Cardholder Indebtedness related to such Accounts.

(c)                                  (i)                                     The parties hereto intend that, for all purposes, the transactions contemplated hereby shall be treated as a purchase and sale of the Acquired Assets.  Upon the

Purchaser’s purchase of the Acquired Assets, all of Sellers’ right, title and interest therein shall be transferred to the Purchaser as provided in this Article II.  However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transaction contemplated hereby, and to secure Sellers’ payment of and performance of all obligations of Sellers to Purchaser, each Seller hereby grants to the Purchaser a first priority security interest in all of such Seller’s right to and interest in, whether now existing or hereafter created or acquired, the Acquired Assets and proceeds thereof to secure a loan deemed to have been made by the Purchaser to the Sellers in an amount equal to the Purchase Price.

(ii)                                  The Purchaser shall prepare at or prior to the Closing Date such financing statements (the “Financing Statements”) as the Purchaser reasonably determines are necessary or appropriate to fully preserve, maintain and protect the interest of the Purchaser in the Acquired Assets and proceeds thereof.  Each Seller hereby authorizes the Purchaser to file such Financing Statements and any continuation statements and amendments thereto in all jurisdictions and with all filing offices as the Purchaser may reasonably determine are necessary or advisable to protect the interest of the Purchaser in the Acquired Assets and proceeds thereof.  Following filing of such Financing Statements in such jurisdictions as the Purchaser may reasonably determine is necessary or appropriate to fully preserve, maintain and protect the interest of the Purchaser in the Acquired Assets and proceeds thereof, the Purchaser shall provide Sellers with file-stamped copies of, or filing receipts for, such Financing Statements as soon as available following such filing.

Section 2.2                                    Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities; provided, that the terms of the operation of the Program with respect to the Assumed Liabilities will be subject to the terms and conditions of the Credit Card Program Agreement.

Section 2.3                                    Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, on the Closing Date the Purchaser is assuming only the Assumed Liabilities and the Purchaser is not assuming any other Liabilities pursuant to this Agreement, including any Excluded Liabilities.  Such other Liabilities, including the Excluded Liabilities, will be retained by the Sellers.

Section 2.4                                    Purchase Price; Purchase Price Adjustment.

(a)                                 On the second Business Day before the Closing Date, Sellers will deliver to the Purchaser the Estimated Closing Statement reflecting the Sellers’ calculation of the Estimated Purchase Price.

(b)                                 Within sixty (60) Business Days after the Closing, the Parent will deliver to the Purchaser the Final Closing Statement and all material working papers used to support the calculations contained in the Final Closing Statement.

(c)                                  The Purchaser shall, within thirty (30) calendar days after receipt of the Final Closing Statement, advise the Parent in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement.  In the event no such objection is delivered to the Parent within such time period, the Final Closing Statement, as delivered to the Purchaser, shall be final and binding upon the parties.  In the event the Purchaser delivers such an objection, the Parent and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) calendar days following delivery by the Purchaser of an objection, then the issues remaining unresolved shall be determined by an independent public accountant mutually acceptable to the Parent and the Purchaser (the “Accountant”).  The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement.  In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Parent have disagreed within the time periods specified.  The Accountant’s determination shall be final and binding on the parties hereto and such determination shall be conclusive and not subject to appeal absent manifest error.  The fees of the Accountant will be shared by the Purchaser and the Parent in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

(d)                                 If the Estimated Purchase Price exceeds the Purchase Price, then the Sellers shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to subsection 2.4(c), pay such excess to the Purchaser, together with interest on such excess for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to LIBOR.  If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to subsection 2.4(c), pay such deficiency to the Sellers together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to LIBOR.  Each party to this Agreement will make available to the other parties, and to the Accountant, its and its accountant’s work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

Section 2.5                                    Allocation of Purchase Price

(a)                                 On or before the Closing Date, the Purchaser will provide (based on information previously disclosed by the Sellers) a non-binding draft of a statement for Tax purposes and substantially in the form of Schedule D (the “Allocation Statement”) setting forth a preliminary calculation of the amount of the Purchase Price to be allocated first among the Acquired Assets, and second, between Sellers.

(b)                                 Within 60 calendar days after the Final Closing Statement is finalized (pursuant to subsections 2.4(b) and 2.4(c)), the Purchaser shall prepare and deliver to the Sellers a revised Allocation Statement.  If, within fifteen (15) Business Days after the Sellers’ receipt of such revised draft Allocation Statement, the Sellers have not objected in writing to such draft Allocation Statement, then the draft Allocation Statement shall become the final Allocation Statement and subsection 2.5(d) shall apply.  In the event that the Sellers object in writing within such fifteen (15) Business Day period, the Sellers and the Purchaser shall negotiate in good faith to resolve the dispute.  If the Sellers and the Purchaser are unable to reach an agreement within fifteen (15) Business Days after the Purchaser’s receipt of the Sellers’ written objection, then each of the Sellers and the Purchaser shall use its own allocation for Tax purposes, and neither the Sellers nor the Purchaser shall be bound by this Section 2.5, other than subsection 2.5(c).

(c)                                  Without regard to whether Section 1060 of the Code applies to this sale, the Allocation Statement and the allocation reported on the Tax Returns of the parties will be prepared in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder.  The Allocation Statement will be modified appropriately to take into account subsequent adjustments or additional payments which are treated as purchase price for U.S. federal income Tax purposes.

(d)                                 If an Allocation Statement is agreed to by the Sellers and the Purchaser pursuant to subsection 2.5(b), then the parties hereto agree to report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including Form 8594 with their respective U.S. federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, applicable Treasury Regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

(e)                                  If an Allocation Statement is agreed to by the Sellers and the Purchaser pursuant to subsection 2.5(b), the Purchaser and the Sellers will promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and shall consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(f)                                   Notwithstanding the foregoing in this Section 2.5, a Seller may modify the Allocation Statement if an alternative allocation of Purchase Price is imposed on a Seller (or is otherwise required of such Seller) by a non-Tax Governmental Authority.

Section 2.6                                    Tax Treatment.   For the avoidance of any doubt, the Sellers and the Purchaser agree that the transactions contemplated hereby shall be treated by each of the Sellers, the Purchaser, and their Affiliates, as a sale of the Acquired Assets by the Sellers to the Purchaser for all federal and state income Tax purposes.  The Sellers and the Purchaser, and their Affiliates, shall report, act, and file Tax Returns in all respects and for all purposes consistent with such treatment and will not voluntarily take any position inconsistent therewith upon any examination of any Tax Return, in any audit, proceeding or otherwise with respect to any Tax Return unless prohibited by Applicable Law.  The Purchaser and the Sellers shall promptly notify each other if any Governmental Authority proposes to change such treatment and none of the parties will agree to any adjustment asserted by such Governmental Authority reflecting such changed treatment without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.7                                    Closing File and Master File.  As soon as possible after the Closing Date, but in all events within thirty (30) calendar days after the Closing Date, the Sellers shall provide to the Purchaser the Closing File, and as soon as possible after the Closing Date, but in all events within thirty (30) calendar days after the Closing Date, the Sellers shall provide to the Purchaser the Master File as of the Cut-Off Time.

ARTICLE III

CLOSING AND ASSIGNMENT

Section 3.1                                    The Closing.

(a)                                 The closing (the “Closing”) of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the “Purchase and Assumption”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP on the later of (i) March 29, 2013 and (ii) the second Business Day following the satisfaction or waiver of each of the Closing Date Conditions in accordance with the terms of this Agreement or at such other date as the parties hereto jointly designate in writing (the “Closing Date”).

(b)                                 At the Closing, the Purchaser will, and the Sellers will, deliver or cause to be delivered to each other the Instrument of Assignment and Assumption in substantially the form set forth in Annex A, and such other instruments as are necessary or appropriate to reflect the Purchase and Assumption and the satisfaction or waiver of the conditions set forth in Article VII.

(c)                                  At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 a.m. Eastern time on the Closing Date to an account or accounts specified by the Sellers at least one Business Day prior to the Closing Date.

(d)                                 Subject to the following provisions of this subsection 3.1(d), the Purchaser agrees to assume all rights and obligations of Target National Bank under the Deposit Account Agreement, including all deposit Liabilities thereunder to the extent outstanding as of the Closing Date.  On the Closing Date, the Sellers shall pay to the Purchaser an amount equal to the Deposit Liabilities held by Target National Bank for the Parent (which payment shall be made by a deduction from the Purchase Price).  On the Business Day following the Closing Date, the Purchaser shall pay to the depositor the same amount of such deposit Liabilities as it assumed.

ARTICLE IV

REPRESENTATIONS OF THE PARTIES

Section 4.1                                    Representations of the Sellers.  As of the Agreement Date and the Closing Date, and except as Previously Disclosed, each of the Sellers and the Parent, separately and for itself (including with respect to the aspects of the Business owned and operated by it, if any), and in addition the Parent, with respect to all representations regarding the Business, represents to the Purchaser as follows and as applicable:

(a)                                 Existence and Authority.  Target National Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America.  TRLLC is duly organized, validly existing and in good standing under its jurisdiction of organization.  The Parent is duly organized, validly existing and in good standing under its jurisdiction of organization.  Each Seller has the requisite power and authority to own the Acquired Assets owned by it prior to the sale hereunder and to carry on the Business as currently conducted, and is duly qualified to do business in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification, except, with respect to being in good standing or qualified to do business, for any failure to be in good standing or be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, the Acquired Assets or such Seller.

(b)                                 Authorization and Validity.  The Parent and each Seller has the requisite corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.  This Agreement and each Ancillary Agreement has been duly authorized by the Parent and each Seller party thereto.  This Agreement has been duly executed and delivered by the Parent and each Seller and each Ancillary Agreement has been, or shall have been at the Closing Date, duly executed and delivered by the Parent and each Seller party thereto.  Assuming that this Agreement and the Credit Card Program Agreement have been, and that the other Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Purchaser, each of this Agreement and the Credit Card Program Agreement is, and each of the other Ancillary Agreements is or will be at the Closing Date, the legal, valid and binding obligation of the Parent and each Seller party thereto, enforceable against the Parent and each such Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

(c)                                  Governmental and Third-Party Consents.  Except as set forth in Schedule E-1 and Schedule E-2, no notices, reports or other filings (other than the filing of a Form 8-K with the Securities and Exchange Commission) are required to be made by the Parent or the Sellers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Parent or the Sellers or the consummation by the Parent or the Sellers of the transactions contemplated by this Agreement or the Ancillary Agreements (including performance by Parent and its Affiliates of their servicing obligations following the Closing Date), except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations which have been Previously Disclosed or the failure to make or obtain which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(d) and (e) of the definition of Material Adverse Effect) on the Business, the Sellers, Parent or the Acquired Assets following the Closing Date.

(d)                                 No Conflicts.  The execution, delivery and performance by the Parent or the Sellers of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the governmental and third-party consents referred to in subsection 4.1(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

(i)                                     breach, violate, conflict with, or be prohibited by the Constituent Documents of the Parent or the Sellers;

(ii)                                  breach, violate, conflict with, or be prohibited by any Requirements of Law or Applicable Law applicable to the Parent or the Sellers;

(iii)                               breach, violate, create material obligations under, conflict with, be prohibited by or result in a default under the terms, conditions or provisions of any Contract of the Parent or any Seller (including any posted policy of Parent or any Seller with respect to privacy or personal information), or give any Person the right to terminate or cancel any right of the Parent or any Seller under any Contract of the Parent or such Seller, or accelerate the performance of its obligations thereunder; or

(iv)                              result in the creation of any Lien on any Acquired Asset (with or without the giving of notice or the lapse of time, or both), other than the lien created by this Agreement except in each case described in clause (ii) or (iii), for any breach, violation, default, termination, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(d) and (i)(e) of the definition of Material Adverse Effect) on the Business, the Acquired Assets, Parent or the Sellers.

(e)                                  Absence of Certain Changes.  Except as Previously Disclosed, (i) since January 28, 2012 and through the Agreement Date, the Business has been conducted in the ordinary course in accordance with past practices and standards and has been operated in all material respects in compliance with the policies and procedures of the Sellers, and (ii) since January 28, 2012, there has not been any event, occurrence, change or circumstance that has had a Material Adverse Effect on Parent, the Sellers, the Acquired Assets or the Business, or would reasonably be expected to have, a Material Adverse Effect on Parent, the Sellers, the Acquired Assets or the Business following the Closing Date.

(f)                                   Title to Properties; Encumbrances.  Each Seller is the legal and beneficial owner of good and marketable title and all right and interest in the Acquired Assets to be sold by it to the Purchaser, free and clear of all Liens, other than Liens that have been Previously Disclosed and will have been terminated and released on the Closing Date, and each Seller has the sole right to sell and transfer the Acquired Assets to be sold by it to the Purchaser.

(g)                                  Litigation.  Except as disclosed on Schedule M, there are no Actions pending, in arbitration or before any Governmental Authority, against a Seller, the Parent or any affiliate of a Seller, in connection with the Business or any Acquired Asset, or to a Seller’s Knowledge, threatened against a Seller, the Parent or any affiliate of a Seller, with respect to the Business or Acquired Assets, in each case that would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Business or the Acquired Assets.  There are no Actions pending or to a Seller’s Knowledge, threatened, in arbitration or before any Governmental Authority, that (i) assert the invalidity or unenforceability of this Agreement, (ii) seek to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seek any determination or ruling that, individually or in the aggregate, would materially and adversely affect the performance by Parent or a Seller of its obligations under this Agreement.

(h)                                 Contracts.  Schedule J sets forth an accurate and complete list of material contracts and agreements, other than Credit Card Agreements, to which a Seller or an Affiliate of a Seller is a party in its capacity as originator of Accounts.

(i)                                     Compliance with Laws.  Except to the extent that any of the following would not have a Material Adverse Effect on the Business, the Acquired Assets or the Sellers:

(i)                                     The Parent and each Seller is, and has been since August 20, 2009, in compliance in all material respects with all Requirements of Law relating to the Business and the Acquired Assets; and

(ii)                                  The Parent and each Seller, since August 20, 2009 (A) is not and has not been, subject to any capital plan or supervisory agreement, matter requiring attention or other examination finding, cease and desist or similar order or directive or memorandum between it and any Governmental Authority or issued by any Governmental Authority relating to the Business or the Acquired Assets, and (B) has not adopted any board resolutions at the request of any Governmental Authority.

(j)                                    Account Documentation; Accounts; Gross Receivables.  Except to the extent that any of the following would not have a Material Adverse Effect on the Business, the Acquired Assets or the Sellers:

(i)                                     The Credit Card Agreements and each Account, including the amounts outstanding thereunder, is a legal, valid and binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, and is enforceable against such obligors in accordance with its terms, (A) subject to Account fraud of Cardholders or third parties (other than Parent, the Sellers or their Affiliates) reflected, subject to Business Policies and Procedures, in the Master File as of the Cut-Off Time or not known to Seller, (B) subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and the effect of general equitable principles, and (C) is not subject to offset, recoupment, adjustment or any other claim except for (1) the rights of Cardholders pursuant to the Servicemembers Civil Relief Act or (2) possible claims and defenses asserted by a Cardholder in connection with ordinary course disputes.  To the extent the foregoing representation regarding the enforceability of the Credit Card Agreements is dependent upon the capacity, authority or any other factor relating to the identity or status of the obligor, such representation as to such matters is given solely to the Sellers’ Knowledge.

(ii)                                  All amounts due and payable on the Accounts are payable only in U.S. dollars.  As of the Closing Date, no Account is secured by any collateral whatsoever.

(iii)                               Each of the Accounts has been underwritten by the Sellers in compliance with the Business Policies and Procedures as in effect at the applicable times.

(iv)                              Each Account complies with the applicable Account Documentation.

(v)                                 All Account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law.

(vi)                              All Accounts have been solicited, opened and originated, maintained and serviced in all material respects, in compliance with applicable Requirements of Law.

(vii)                           All terms and conditions applicable to, and disclosures made in connection with, the Accounts complied in all material respects with all applicable Requirements of Law.

(viii)                        The Credit Card Agreements attached as Schedule H set forth the substantive terms governing Accounts that represented at least 92% of the Gross Receivables as of September 28, 2012.  The terms of the Credit Card Agreements have not been waived, impaired, altered or modified in any respect (other than on a case by case basis as reflected in the Master File).  To the extent the terms and conditions of any Credit Card Agreements have not been made available to Purchaser as of the Agreement Date, such terms and conditions comply with all requirements of Applicable Law.

(k)                                 No Brokers or Finders.  The Assumed Liabilities do not include, and the Sellers are solely responsible for and shall pay, any Liability incurred by any of them or any of their Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

(l)                                     Marketing Agreements. Except as Previously Disclosed to the Purchaser, there are no material contracts, agreements, licenses or commitments, including any affinity card or similar agreements, relating to the marketing of any product or service to Cardholders by third parties.  Purchaser will not be required to assume any such contract, agreement, licenses or commitments (whether or not Previously Disclosed) pursuant to this Agreement.

(m)                             Re-aged Accounts.  Other than in accordance with the Business Policies and Procedures relating to re-aging Accounts as Previously Disclosed, since January 1, 2010, the Sellers have not re-aged any Accounts and the Office of the Comptroller of the Currency has not notified the Sellers as to any possible noncompliance of the Sellers’ re-aging policies with the rules, policies and practices of the Office of the Comptroller of the Currency.

(n)                                 Sale or Use of Cardholder List.  Since January 1, 2010, except for the lease or license of the Cardholder List to enhancement and marketing vendors as Previously

Disclosed by the Sellers, neither the Sellers nor any of their Affiliates has sold, transferred, leased or licensed the Cardholder List, or any part thereof, to any third party for their independent use.  Each such enhancement and marketing vendor is contractually required to maintain the confidentiality of the Cardholder List, is restricted to a specific use or uses of the list and is required to return or destroy the list upon completion of the permitted use or uses.

(o)                                 Accuracy of Data Tapes, Master File and Closing File.

(i)                                     The Data Tape delivered by the Sellers to the Purchaser on May 30, 2012, containing data through the last Billing Cycle in March 2012 is accurate and complete, in all material respects, subject to normal reconciliations to the Master File as have been described to the Purchaser prior to the date hereof, except as would not reasonably be expected to impact the valuation of the Accounts and Gross Receivables in any material respect.

(ii)                                  The Data Tape delivered by the Sellers to the Purchaser on July 9, 2012, containing data though the last Billing Cycle in May 2012 is accurate and complete, in all material respects, subject to normal reconciliations to the Master File as have been described to the Purchaser prior to the date hereof, except as would not reasonably be expected to impact the valuation of the Accounts and Gross Receivables in any material respect.

(iii)                               The Closing File and Master File to be delivered pursuant to Section 2.7 will be true, complete and accurate in all material respects as of the Cut-Off Time, and neither the Master File nor the Closing File will contain any untrue statement of a material fact or will omit to state a material fact which is necessary to make the facts stated therein not misleading.

(p)                                 Servicing Policies and Qualifications.  As of the Closing Date, Parent and its Affiliates performing servicing obligations following the Closing Date shall have all licenses and other registrations and qualifications and shall have made all filings and notices necessary to perform their obligations under the Credit Card Program Agreement.  Sellers have made available to Purchaser prior to the date hereof true and complete copies, or provided access to electronic copies, of all written policies and procedures constituting part of the Business Policies and Procedures as in effect on the date hereof.

(q)                                 Deposit Liabilities.  Sellers have delivered to the Purchaser true and complete copies of all documents governing the Deposit Liabilities. The deposit accounts relating to the Deposit Liabilities were opened in compliance with all Applicable Laws and the terms and conditions of the related deposit agreements comply with all Applicable Laws, in each case, in all material respects and do not restrict Purchaser’s ability to pay the deposit accountholders at any time.

(r)                                    No Liens.  There are no Liens with respect to Taxes upon any of the Acquired Assets.

(s)                                   Taxes. Sellers have filed (or caused to be filed) all Tax Returns that were required to be filed on or before the Cut-Off Time (taking into account all applicable extensions)

with respect to the Business or any Acquired Asset, and have paid all Taxes shown thereon as due and any other Taxes attributable to the Business or any Acquired Asset.

(t)                                    Accounting Treatment of Transfer.  The Sellers intend to treat the conveyance of the interest in the Accounts, Gross Receivables and the other Acquired Assets to the Purchaser pursuant to this Agreement as a sale for purposes of GAAP.

(u)                                 Solvency.  The Sellers (i) are not and will not become insolvent as a result of the sale or other transfer of the Accounts, Gross Receivables and the other Acquired Assets to the Purchaser under this Agreement and (ii) are not transferring the Accounts, the Gross Receivables or the other Acquired Assets hereunder with the intent to hinder, delay or defraud any Person or impair any of their rights.  The transfer of the Accounts, Gross Receivables and the other Acquired Assets by the Sellers to the Purchaser hereunder has a legitimate business purpose.

(v)                                 No Ancillary Products.  Other than SafetyNet, none of the Sellers, Parent or any of their affiliates has any agreement with any Cardholder to provide any debt cancellation or other enhancement product or service.

Section 4.2                                    Representations of the Purchaser.  As of the Agreement Date and the Closing Date, and except as Previously Disclosed, the Purchaser represents to the Sellers and to the Parent as follows:

(a)                                 Existence and Authority.  The Purchaser is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America, and has the requisite power and authority to carry on its business as now conducted and, subject to receipt of the governmental approvals referred to in subsection 4.2(c) to acquire the Acquired Assets and operate the Business.  The Purchaser’s deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

(b)                                 Authorization and Validity.  The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements, subject to receipt of the governmental approvals referred to in subsection 4.2(c) in the case of the obligations to complete the Purchase and Assumption contemplated hereby.  This Agreement and each Ancillary Agreement have been duly authorized by the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement has been or shall have been, at the Closing Date, duly executed and delivered by the Purchaser.  Assuming that this Agreement and the Credit Card Program Agreement have been, and that the other Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by Parent, the Sellers and the other parties thereto, each of this Agreement and the Credit Card Program Agreement is, and the Ancillary Agreements will be at the Closing Date, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

(c)                                  Governmental and Third-Party Consents.  Except as set forth in Schedule E-1, no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations which have been Previously Disclosed or the failure to make or obtain which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(d) and (i)(e) of the definition of Material Adverse Effect) on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser.

(d)                                 No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the governmental and third-party consents referred to in subsection 4.2(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

(i)                                     breach, violate, conflict with, or be prohibited by the Purchaser’s Constituent Documents;

(ii)                                  breach, violate, conflict with, or be prohibited by any Requirements of Law or Applicable Law applicable to the Purchaser;

(iii)                               breach, violate, create material obligations under, conflict with, be prohibited by or result in a default under the terms, conditions or provisions of any Contract of the Purchaser (including any posted policy of the Purchaser with respect to privacy or personal information), or give any Person the right to terminate or cancel any right of the Purchaser under any such Contract, or accelerate the performance of its obligation thereunder; or

(iv)                              result in the creation of any Lien on the properties or assets of the Purchaser (with or without the giving of notice or the lapse of time, or both);

except in each case described in clause (ii) or (iii) for any breach, violation, default, termination, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(d) and (i)(e) of the definition of Material Adverse Effect) on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser.

(e)                                  Compliance with Laws.  Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser:

(i)                                     the Purchaser is and since August 20, 2009 has been, in compliance in all material respects with all Requirements of Law; and

(ii)                                  the Purchaser (A) is not and since August 20, 2009 has not been, subject to any capital plan or supervisory agreement, matter requiring attention or other examination finding, cease and desist or similar order or directive or memorandum between it and any Governmental Authority or issued by any Governmental Authority, and (B) has not adopted any board resolutions at the request of any Governmental Authority.

(f)                                   Available Funds.  The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds or liquid assets to enable it to pay the Estimated Purchase Price as required by subsection 3.1(c) and to timely pay any other amounts to be paid by it under this Agreement.

(g)                                  Litigation.  There are no Actions pending, in arbitration or before any Governmental Authority, against the Purchaser, any Affiliate of the Purchaser, or any of their respective assets, or to the Purchaser’s Knowledge, threatened against the Purchaser, any Affiliate of the Purchaser, or any of their respective assets, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business and the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser.  There are no Actions pending or to the Purchaser’s Knowledge, threatened, in arbitration or before any Governmental Authority, that (i) assert the invalidity or unenforceability of this Agreement, (ii) seek to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seek any determination or ruling that, individually or in the aggregate, would materially and adversely affect the performance by the Purchaser of its obligations under this Agreement.

(h)                                 No Brokers or Finders.  Any liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements will be borne by the Purchaser.

(i)                                     Absence of Certain Changes.  Except as Previously Disclosed, since January 28, 2012, there has not been any event, occurrence, change or circumstance that would reasonably be expected to have, a Material Adverse Effect on the Business and the Acquired Assets (after giving effect to the Closing) or on the Purchaser.

(j)                                    Accounting Treatment of Transfer.  The Purchaser intends to treat the acquisition of the interest in the Accounts, Gross Receivables and the other Acquired Assets from the Sellers pursuant to this Agreement as a sale for purposes of GAAP.

Section 4.3                                    No Other Representations or Warranties.  Except as expressly set forth in this Article IV and Article VI or in any of the Ancillary Agreements, none of the Parent, the Sellers or the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Sellers, the Business or the Purchaser, respectively.

ARTICLE V

COVENANTS

Section 5.1                                    Access and Confidentiality.

(a)                                 Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, Parent and the Sellers will permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement, to the personnel (including the employees, and shall instruct such personnel to cooperate with Purchaser), properties and financial books and records relating to the Business (including reasonable access to the servicing reports, systems and procedures of Target National Bank), to the extent that such access does not materially interfere with the business of Parent or the Sellers; provided, that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Credit Card Program Agreement and in the Mutual Non-Disclosure Agreement, dated as of February 9, 2011, by and between The Toronto-Dominion Bank, on behalf of itself and its subsidiaries, and the Parent (the “Confidentiality Agreement”); and provided, further, that the foregoing shall not (i) require the Sellers to permit any inspection, or to disclose any information, that in their reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Sellers or their Affiliates unrelated to the Business or violate any obligations of the Sellers to any third party with respect to confidentiality if the Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) require any disclosure by the Sellers that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

(b)                                 The parties hereto agree to comply with the Confidentiality Agreement until the Closing Date, at which time the Confidentiality Agreement shall be deemed terminated and superseded by the confidentiality provisions of the Credit Card Program Agreement.

(c)                                  Each party shall be entitled to specific performance of the foregoing provisions of this Section 5.1 and the provisions of the Confidentiality Agreement, in addition to any other remedies that they may have at law or in equity.

Section 5.2                                    Conduct of Business.

(a)                                 The Parent and each Seller agrees that it shall, and that it shall cause its Affiliates to, in each case with respect to the Business or the Acquired Assets, from the date hereof through the Closing Date, conduct the Business and originate, create, acquire or use the Acquired Assets in the ordinary course of business in accordance with past practices and standards (including collection practices and accounting practices for charge-offs) as in effect on the date hereof, and in accordance with Requirements of Law, except to the extent any change or deviation is: (A) made in accordance with the procedures set forth in the Credit Card Program Agreement or expressly permitted by this Agreement or the Credit Card Program Agreement, (B) required by Requirements of Law, or (C) consented to by the Purchaser.

(b)                                 Without limiting the foregoing clause (a), and except in accordance with the procedures set forth in the Credit Card Program Agreement, or as expressly permitted by this Agreement or the Credit Card Program Agreement, required by Requirements of Law or consented to by the Purchaser, until the Closing Date, Parent and each Seller agrees that it shall not, and that it shall cause its Affiliates not to:

(i)                                     change in any material respect its credit or underwriting, posting, collection, pricing, marketing, origination, charge-off, reaging, servicing or operating policies and procedures with respect to the Business;

(ii)                                  change the forms of Credit Card Agreement currently used by the Business, or implement any change in the terms and conditions of the Credit Card Agreements or the Accounts, other than any changes made on an individual, case by case basis in the ordinary course of business;

(iii)                               sell, lease or otherwise dispose of any of the Acquired Assets, except in the course of collection in the ordinary course of business in accordance with past practices and standards; or

(iv)                              agree with any Person or otherwise commit itself to do any of the foregoing.

Section 5.3                                    Reasonable Efforts; Other Filings.

(a)                                 Subject to the terms and conditions of this Agreement, the Purchaser will, and Parent and the Sellers will, and each will cause their Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and will cooperate fully to that end.

(b)                                 Without limiting subsection 5.3(a), the Sellers will, and the Purchaser will, and each will cause their Affiliates to, use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.  Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof.  Subject to Requirements of Law and appropriate confidentiality protections, the Sellers and the Purchaser shall each furnish to the others such necessary information and reasonable assistance as any of the other parties may request in connection with the foregoing; provided, that the Sellers and the Purchaser may choose to comply with this provision by direct submission of the requested information to the applicable Governmental Authority.  Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority.

(c)                                  Without limiting the foregoing, the Sellers will, and the Purchaser will, and each will cause their Affiliates to, use commercially reasonable efforts to obtain the Requisite Regulatory Approvals in time to permit the Closing Date to occur as soon as reasonably practicable. Each of the Sellers will, and the Purchaser, will, and each will cause their Affiliates, without any request or demand by the other, to complete all necessary filings related to the Requisite Regulatory Approvals no later than fifteen (15) Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval.  Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require the Sellers or the Purchaser, as applicable, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would have a Material Adverse Effect on the business, operations, results of operations or the financial condition of the Sellers or the Purchaser, as applicable, or that would constitute an Unreasonable Condition.

(d)                                 Sellers shall reasonably cooperate with Purchaser in connection with Purchaser’s preparation and filing of Financing Statements evidencing and perfecting the transactions contemplated hereby.

(e)                                  The Purchaser will promptly notify the Sellers in writing, and the Sellers will promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder or (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated.

Section 5.4                                    Additional Instruments.  At the reasonable request of the Sellers, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement.  In addition, the Parent and Sellers shall cooperate to transfer any and all right to interchange fees and bank identification numbers associated with the Acquired Assets to the Purchaser as of the Closing Date and Parent, the Sellers and the Purchaser agree to use commercially reasonable efforts to complete the transfer of the bank identification numbers.

Section 5.5                                    Company Licensed Marks; Branding.  It is expressly agreed that, except for the limited license granted in the Credit Card Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in Company Licensed Marks.  The Purchaser acknowledges that the Sellers or their Affiliates own the Company Licensed Marks, all rights therein and goodwill related thereto and symbolized thereby.

Section 5.6                                    Bulk Sales Law. The Purchaser hereby acknowledges that Sellers do not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law (including the Uniform Commercial Code Bulk Transfer provisions).

Section 5.7                                    Cooperation in Litigation.  Parent, the Sellers and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any Actions related to this Agreement or the transactions contemplated by this Agreement; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.

Section 5.8                                    Securitization Matters.  Parent and the Sellers shall take all actions to the extent within their control (including the payment of all money, the delivery of all notices, the surrender of the Transferor Certificate and the delivery of all other certificates and any other documents) to effect the termination of the Securitization Program and transfer and reassign the Acquired Assets that are subject to the Pooling and Servicing Agreement held thereby to the Sellers, and the Parent and the Sellers represent and warrant that all Certificates and Supplemental Certificates outstanding under the Securitization Program may be prepaid and/or surrendered and cancelled at the election and discretion of Parent and its Affiliates, subject only to the delivery of such notices or other documents, and to the making of such payments, by the Parent or its Affiliates as are provided for in the Pooling and Servicing Agreement.  Such actions, to the extent necessary, shall include, on or prior to the Closing Date: (i) the reduction of the Invested Amount and the Enhancement Investment Amount for each Series to zero, (ii) the surrender to the Trustee (or the cancellation) of the Transferor Certificate and all Supplemental Certificates, (iii) the surrender to the Trustee (or the cancellation) of all Investor Certificates, (iv) the release of all monies held by the Trustee pursuant to the Pooling and Servicing Agreement, (v) the termination of Target Credit Card Master Trust, (vi) the assignment and conveyance to the Sellers of all right, title and interest of Target Credit Card Master Trust in and to the Acquired Assets that are subject to the Pooling and Servicing Agreement (and any proceeds thereof) and (vii) the release of all Liens on the Acquired Assets that are subject to the Pooling and Servicing Agreement and any agreements related thereto (including, all releases referred to in Schedule F).  Unless otherwise defined, terms used in this Section 5.8 without definition shall have the meanings assigned to them in the Pooling and Servicing Agreement.

Section 5.9                                    Pledge and Security Agreement.  Parent and Sellers shall cause the Pledge and Security Agreement associated with the Deposit Account Agreement to be terminated on or prior to the Closing Date.

ARTICLE VI

TAX MATTERS

Section 6.1                                    Assistance and Cooperation.  At the requesting party’s expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Purchaser and the Sellers will cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets.

Section 6.2                                    Transfer Taxes.  Notwithstanding anything in this Agreement to the contrary, all excise, use, transfer, documentary, stamp or similar Taxes, but excluding sales taxes, that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto will be borne one half by the Purchaser and one half by the Sellers.  The Purchaser’s portion of such Taxes shall not be considered Excluded Liabilities.

Section 6.3                                    Tax Payments.  Parent and Sellers agree that they will remain liable for and will pay any Taxes with respect to the Business and the Acquired Assets that accrue or otherwise relate to any taxable period prior to the Closing Date, and any federal, state or local income Taxes to which the Parent or Sellers become subject as a result of any gain realized on the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1                                    Closing Date Conditions to Each Party’s Obligations to Effect the Purchase and Assumption.  The respective obligations of the Parent, Sellers and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:

(a)                                 Requisite Regulatory Approvals.  The Requisite Regulatory Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated; provided, that none of the Sellers or the Purchaser, as applicable, shall be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would have a Material Adverse Effect on the business, operations, results of operations or the financial condition of the Sellers or the Purchaser, as applicable, or that would constitute an Unreasonable Condition.

(b)                                 Securitization Matters.  The Trustee and the Investor Certificateholders shall have delivered such documents as are necessary to terminate the Target Credit Card Master Trust and transfer and reassign the Acquired Assets that are subject to the Pooling and Servicing Agreement to Sellers.

(c)                                  No Injunction or Prohibition.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(d)                                 Credit Card Program Agreement.  The Credit Card Program Agreement shall have been duly executed and neither party shall have validly delivered a notice of termination under the Credit Card Program Agreement.

(e)                                  Transfer of Bank Identification Numbers.  The bank identification numbers relating to the Accounts shall have been transferred in accordance with the applicable procedures of the Network.

Section 7.2                                    Closing Date Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:

(a)                                 Performance of Obligations.  The Parent and Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

(b)                                 Representations.  The representations of the Parent and Sellers set forth in this Agreement shall be true and correct as of the Closing Date, except that representations that by their terms speak as of the Agreement Date or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Seller, the Parent, the Business or the Acquired Assets (after giving effect to the Closing).

(c)                                  Certificate.  The Purchaser shall have received a certificate signed by an authorized officer of each of the Parent and the Sellers, dated the Closing Date, to the effect that (i) the conditions set forth in subsections 7.2(a) and (b) have been satisfied and (ii) as of the Closing Date there shall not have occurred and be continuing any event of default of Company (or any event or occurrence which with notice or lapse of time would become such an event of default) under the Credit Card Program Agreement.

(d)                                 Change of Control.  None of the following events shall have occurred: (i) a change in control of the Parent, (ii) a merger or consolidation of the Parent and the Parent is not the surviving entity, (iii) a sale of all or substantially all of the assets of the Parent or (iv) any Seller ceases to be directly or indirectly controlled by the Parent.

(e)                                  Termination of the Securitization Program.  All outstanding securities issued by the Target Credit Card Master Trust shall have been cancelled, the Target Credit Card Master Trust shall have been terminated and all Liens on the Acquired Assets that are subject to the Pooling and Servicing Agreement (including the security interests referenced in Schedule F hereto) incurred in connection therewith shall have been released, in each case pursuant to documentation in form and substance reasonably satisfactory to Purchaser.

(f)                                   True Sale Opinion.  The Purchaser shall have received the True Sale Opinion, in form and substance reasonably satisfactory to the Purchaser, and a letter authorizing the Purchaser to provide a copy of such opinion to its auditors solely as an evidential matter in support of the auditors’ evaluation of management’s assertion that the transfer of the Acquired Assets meets the isolation criterion of ASC 860.

(g)                                  Instrument of Assignment and Assumption.  The Instrument of Assignment and Assumption shall have been duly executed by Parent and the Sellers.

(h)                                 Securitization Opinions.  The Purchaser shall have received the Securitization Opinions, in form and substance reasonably satisfactory to the Purchaser, and a letter authorizing the Purchaser to provide copies of such opinions to its auditors solely as an evidential matter in support of the auditors’ evaluation of management’s assertion that the transfer of the Acquired Assets meets the isolation criterion of ASC 860.

Section 7.3                                    Closing Date Conditions to Obligations of the Sellers.  The obligations of the Sellers to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:

(a)                                 Performance of Obligations.  The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.

(b)                                 Representations.  The representations of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date, except that any representations that by their terms speak as of the Agreement Date or some other date, shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser and would not reasonably be expected to have a Material Adverse Effect individually or in the aggregate on the Business or the Acquired Assets (after giving effect to the Closing).

(c)                                  Certificate.  The Sellers shall have received a certificate signed on the Purchaser’s behalf by an authorized officer of the Purchaser, dated the Closing Date, to the effect that (i) the conditions set forth in subsections 7.3(a) and (b) have been satisfied and (ii) as of the Closing Date there shall not have occurred and be continuing any event of default of Bank (or any event or occurrence which with notice or lapse of time would become such an event of default) under the Credit Card Program Agreement.

(d)                                 Change of Control.  None of the following events shall have occurred: (i) a change in control of the Purchaser or a company that directly or indirectly controls the Purchaser, (ii) merger or consolidation of the Purchaser and the Purchaser (or the interim bank expressly contemplated by the Requisite Regulatory Approvals) is not the surviving entity, or (iii) a sale of all or substantially all of the assets of the Purchaser.

(e)                                  Purchase Price.  The Purchaser shall have paid to the Sellers the Estimated Purchase Price.

(f)                                   True Sale Opinion.  The Sellers shall have received the True Sale Opinion, in form and substance reasonably satisfactory to the Sellers, and a letter authorizing the Sellers to provide a copy of such opinion to its auditors solely as an evidential matter in support of the auditors’ evaluation of management’s assertion that the transfer of the Acquired Assets meets the isolation criterion of ASC 860.

(g)                                  Instrument of Assignment and Assumption.  The Instrument of Assignment and Assumption shall have been duly executed by Purchaser.

(h)                                 Guaranty.  The Guaranty shall have been executed and delivered by TDB and shall be in full force and effect.

(i)                                     Securitization Opinions.  The Sellers shall have received the Securitization Opinions, in form and substance reasonably satisfactory to the Sellers, and a letter authorizing the Seller to provide copies of such opinions to its auditors solely as an evidential matter in support of the auditors’ evaluation of management’s assertion that the transfer of the Acquired Assets meets the isolation criterion of ASC 860.

ARTICLE VIII

TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated prior to the Closing and the transactions contemplated by this Agreement and the Ancillary Agreements (including the Credit Card Program Agreement) may be abandoned at any time only:

(a)                                 by the written consent of the parties hereto;

(b)                                 by either of the Purchaser or the Sellers, if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in subsection 7.1(a) has been denied by the Governmental Authority, and (ii) in each case, the affected party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal;

(c)                                  by either of the Purchaser or the Sellers, if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable; (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or (iii)

consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)                                 by either of the Purchaser or the Sellers if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated by July 31, 2013; provided, however, that neither the Purchaser, on the one hand, nor the Sellers, on the other hand, may terminate this Agreement pursuant to this subsection 8.1(d) if its (or one of its Affiliates’) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or

(e)                                  by either of the Purchaser or the Sellers, prior to the Closing Date, in the event of a breach or default in the performance by another party (other than any of its Affiliates) of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in subsection 7.2(a) or (b) or subsection 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date and (ii) has not been, or cannot be, cured within sixty (60) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

Section 8.2                                    Effect of Termination.  If this Agreement is terminated, it shall be of no further effect and no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any liability or further obligation to any other party to this Agreement, except for liabilities or obligations arising out of or related to any knowing, willful or intentional breach of this Agreement prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1                                    Survival.

(a)                                 The representations or warranties of the parties in this Agreement will survive the Closing Date until the date which is twelve (12) months after the Closing Date; provided, that the representations contained in subsections 4.1(a), 4.1(b), 4.1(f), and 4.1(k) (collectively, the “Seller Fundamental Representations”) and subsections 4.2(a), 4.2(b) and 4.2(h) (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely and the representations contained in subsections 4.1(r) and 4.1(s) shall survive the Closing Date until sixty (60) days following the expiration of the applicable statutes of limitation.

(b)                                 No agreement or covenant in this Agreement will survive the Closing Date, other than the covenants set forth in Sections 2.4, 2.5, 2.6, 2.7, 5.1(c), 5.4, 5.7 and 8.2, Article VI, this Article IX and Article X.

(c)                                  No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, that if any indemnification claim is asserted prior to the termination of the applicable survival period, the indemnifying party’s obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved. For the avoidance of doubt, the rights to indemnification pursuant to subsection 9.2(iii), the rights to indemnification of Excluded Liabilities pursuant to subsection 9.2(iv), the rights to indemnification of Assumed Liabilities pursuant to subsection 9.3(iii) and the rights to indemnification pursuant to subsection 9.3(iv), do not expire.

Section 9.2                                    Indemnification by the Parent and Sellers.  The Parent and Sellers jointly and severally agree to indemnify the Purchaser and its Affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action and enforcement of any rights of indemnification against any Indemnifying Party or with respect to any appeal) (“Losses”) incurred or suffered by the Purchaser or any of its Affiliates arising out of or resulting from, (i) any breach of a representation or warranty of the Parent or any Seller contained in this Agreement or in any certificate delivered by the Parent or any Seller pursuant to this Agreement (provided, however, that for purposes of this provision, with respect to any representation or warranty that by its terms contains a qualification or limitation as to materiality, Material Adverse Effect or Seller’s Knowledge, a breach of such representation or warranty shall be deemed to have occurred if there would have been a breach of such representation or warranty absent such qualification or limitation and Losses shall be calculated by disregarding such qualification or limitation), (ii) any breach of an agreement or covenant made by the Parent or any Seller in this Agreement, (iii) any failure of the Parent or any Seller or any of their Affiliates to comply with any Requirement of Law (including any bulk sales laws) in connection with the consummation of the transactions contemplated hereby or (iv) any Excluded Liability.  Notwithstanding the foregoing, the Purchaser and its Affiliates will not be entitled to indemnity pursuant to subsection 9.2(i): (A) in respect of any individual Action or individual claim, occurrence or any series of related Actions, claims or occurrences (including any class action) or any series of Actions or claims arising from similar facts, until Losses in respect of such individual or related or series of Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds the Deductible Amount, in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of the Deductible Amount; provided, that in no event will the Purchaser and its Affiliates be entitled to indemnity for Losses pursuant to subsection 9.2(i), to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates pursuant to subsection 9.2(i) (other than in respect of a breach of a Seller Fundamental Representation) exceeds the Indemnity Cap Amount; and provided, further, that the limitations set forth in (A) and (B) above (including the limitation set forth in the foregoing proviso with respect to the Indemnity Cap Amount) shall not apply in respect of any indemnity for a breach of a Seller Fundamental Representation.

Section 9.3                                    Indemnification by the Purchaser.  The Purchaser agrees to indemnify each Seller and each of their respective Affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any of its Affiliates arising out of or resulting from, (i) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement (provided, however, that for purposes of this provision, with respect to any representation or warranty that by its terms contains a qualification or limitation as to materiality, Material Adverse Effect or Purchaser’s Knowledge, a breach of such representation or warranty shall be deemed to have occurred if there would have been a breach of such representation or warranty absent such qualification or limitation and Losses shall be calculated by disregarding such qualification or limitation), (ii) any breach of an agreement or covenant made by the Purchaser in this Agreement, (iii) any Assumed Liability or (iv) any failure of the Purchaser or any of its Affiliates to comply with any Requirement of Law in connection with the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, the Sellers and their Affiliates will not be entitled to indemnity pursuant to subsection 9.3(i): (A) in respect of any individual Action or individual claim or occurrence or any series of related Actions, claims or occurrences (including any class action) or any series of Actions or claims arising from similar facts, until Losses in respect of such individual or related series of Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Sellers or any of their Affiliates exceeds the Deductible Amount, in which case the Sellers and their Affiliates shall be entitled to indemnification for the full amount of Losses in excess of the Deductible Amount; provided, that in no event will the Sellers or their Affiliates be entitled to indemnity for Losses pursuant to subsection 9.3(i) to the extent that the amount of such Losses, in the aggregate, incurred or suffered by the Sellers or their Affiliates pursuant to subsection 9.3(i) (other than in respect of a breach of a Purchaser Fundamental Representation) exceeds the Indemnity Cap Amount; and provided, further, that the limitations set forth in (A) and (B) above (including the limitation set forth in the foregoing proviso with respect to the Indemnity Cap Amount) shall not apply in respect of any indemnity for a breach of a Purchaser Fundamental Representation.

Section 9.4                                    Notice, Settlements and Other Matters.

(a)                                 A party seeking indemnification pursuant to Section 9.2 or Section 9.3 (an “Indemnified Party”) must give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion or commencement of any Action, which notice shall describe in reasonable detail the issue in respect of which indemnity may be sought hereunder. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not affect its right to indemnification to the extent the Indemnifying Party’s ability to defend the matter is not materially prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2, if the Sellers are the Indemnifying Party, or Section 9.3, if the Purchaser is the Indemnifying Party) and with its own counsel; provided, that (i) such Action is not a matter involving criminal liability, (ii) the third party is not seeking non-monetary relief and such compromise or settlement shall only be for monetary relief (all of which shall be paid by the Indemnifying Party) without admission of wrongdoing and cannot include any injunctive or equitable relief without the consent of the Indemnified Party and shall include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, (iii) to the extent that such compromise or settlement could have an adverse effect on the Purchaser, an Affiliate of the

Purchaser, or the Acquired Assets or Assumed Liabilities with respect to a period (or portion thereof) beginning on the Closing Date, the Sellers shall not settle or compromise any such proceeding without the prior written consent of the Purchaser, and (iv) to the extent that such compromise or settlement could have an adverse effect on the Sellers, the Parent or an Affiliate of the Sellers or the Parent with respect to a period (or portion thereof) beginning on the Closing Date, the Purchaser shall not settle or compromise any such proceeding without the prior written consent of the Sellers and the Parent.  Following any election by the Indemnifying Party to assume the defense of any such action or claim, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless the Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.  If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (A) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (B) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party’s reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 9.2 and 9.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action.  If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice, which shall be at the Indemnified Party’s sole cost and expense unless the Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.

(b)                                 The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party concludes in its reasonable good faith judgment that it is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any Person as a result of the Action that are not covered by the indemnity provided herein.  In the event the Indemnified Party rejects any such settlement, the Indemnifying Party’s obligations shall remain outstanding without modification.  The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

(c)                                  In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (i) insurance proceeds (net of Taxes actually incurred and net of any increased premiums, deductibles or other costs incurred relating to the receipt of such proceeds and attributable solely to any such Loss or Losses, and as certified by an officer of the Indemnified Party), other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party, actually received by the Indemnified Party with respect to such Losses and (ii) third-party payments actually received by the Indemnified Party with respect to such Losses (net of Taxes actually incurred), in each case without imposing any obligation on the Indemnified Party to pursue any insurance claim or any such receipt of such proceeds or payments referred to in clause (i) or (ii). In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (i) or (ii) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

(d)                                 Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, each Indemnifying Party and Indemnified Party will act in good faith, and each Indemnified Party will use commercially reasonable efforts to mitigate any Losses indemnifiable hereunder, will use similar discretion in the use of personnel and the incurring of expenses as each Indemnifying Party would use if they were engaged and acting entirely at their own cost and for their own account, and will consult regularly with each Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.

(e)                                  The Sellers and the Purchaser agree to treat and report all indemnity payments as additional adjustments to the amount of the total consideration paid for the Acquired Assets for all Tax purposes unless required by applicable Requirements of Law.

(f)                                   Notwithstanding anything to the contrary contained herein, in no event shall any Losses for which any Person is entitled to indemnification provided for herein cover, and in no event shall any party hereto be liable for Losses that include, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments or awards actually awarded to third parties in respect of such types of damages).

(g)                                  After the Closing Date, other than as provided in Section 2.4 or the Credit Card Program Agreement, and except with respect to claims based on fraud and/or claims seeking equitable remedies, this Article IX will constitute the Sellers’ and the Purchaser’s (and their respective Affiliates’, including Parent’s) exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement.  For the avoidance of doubt, if the Closing does not occur, this Article IX shall not apply and the parties shall have the rights and remedies specified in Section 8.2.

(h)                                 The rights to indemnification, reimbursement or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1                             Notices.  All notices and other communications by the Purchaser or the Sellers hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via overnight courier, or upon receipt by United States registered or certified mail, with postage prepaid, addressed as follows:

if to the Purchaser to:

TD Bank USA, N.A.
1701 Route 70 East
Cherry Hill, New Jersey 08034

Attention:  Group Head

with a copy to:

The Toronto Dominion Bank
66 Wellington Street West, TD Tower
Toronto, Ontario, Canada M5K 1A2
Attention:  General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Maripat Alpuche, Esq.

if to the Sellers to:

Target National Bank
c/o Target Corporation
3701 Wayzata Blvd.
Mail Stop 4B-L
Minneapolis, Minnesota 55416
Attention: General Counsel, FRS

Target Receivables LLC
1000 Nicollet Mall, TPS 3136
Minneapolis, Minnesota 55403
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036
Attention: Andrew M. Faulkner, Esq.

if to the Parent:

Target Corporation
1000 Nicollet Mall
Minneapolis, Minnesota 55403
Attention:  Treasurer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Andrew M. Faulkner, Esq.

Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Sellers may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.

Section 10.2                             Expenses.  Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any Requisite Regulatory Approval shall be paid by the respective incurring party unless an alternate division is provided by statute, in which case the party designated by statute shall bear such expense.

Section 10.3                             Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void.  Notwithstanding the foregoing, during the thirty (30) day period following the Agreement Date, the Purchaser shall be entitled to assign its rights and obligations under this Agreement to a U.S. national banking association Affiliate of the Purchaser provided that either (i) such U.S. Affiliate has a long-term senior unsecured debt rating from Moody’s and Standard & Poor’s equal to or better than any such rating applicable to Bank Guarantor at the time of such assignment or (ii) the Purchaser or Bank Guarantor or a U.S. Affiliate of the Purchaser with an equal or better credit rating than Bank Guarantor provides a guarantee of such U.S. Affiliate’s obligations hereunder in a form substantially similar to the Guaranty.

Section 10.4                             Entire Agreement; Amendment; Waiver.  This Agreement and the Ancillary Agreements, including the Disclosure Schedule, Annexes and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement.  This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

Section 10.5                             Counterparts.  This Agreement may be executed in two or more counterparts, any of which may be delivered by facsimile transmission and all of which will together constitute one and the same instrument.

Section 10.6                             Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 10.7                             Waiver of Jury Trial.  To the fullest extent permitted by law, each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 10.8                             Severability.  In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to a party hereto.

Section 10.9                             Public Announcement.  The parties hereto shall mutually agree on the content, timing and distribution of a press release announcing the execution of this Agreement and shall consult with each other regarding the contents of any notice or filing required in connection with such announcement pursuant to Applicable Law or stock exchange rules, and each party shall consult with the other with respect to any other press release or public notice in connection with the announcement of the execution of this Agreement that contains disclosure that differs from the disclosure contained therein; provided, that no further consultation shall be required for any future disclosure the contents of which are substantially the same as the disclosure for which such consultation was sought.

Section 10.10                      Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities; provided, that the provisions of Article IX will inure to the benefit of the Indemnified Parties.

Section 10.11                      Post-Closing Amounts Received and Paid.

(a)                                 All amounts received by the Purchaser or any of its Affiliates following the Closing in respect of any Excluded Assets shall be received by the Purchaser or any of its Affiliates as agent for and on behalf of Sellers or Sellers’ successors or assigns. The Purchaser shall, on a weekly basis, pay or cause to be paid all such amounts over to the Sellers or Sellers’ successors or assigns or as otherwise designated by the Parent, by wire transfer of immediately available funds, and shall provide the Sellers information as to the nature and source of all such payments, including any invoice relating thereto.

(b)                                 Except as specified in the Credit Card Program Agreement, and other than when acting as servicer under the Credit Card Program Agreement, all amounts received by Parent or the Sellers or any of their Affiliates following the Closing in respect of any Acquired Assets, shall be received by Parent or the Sellers, or any of their Affiliates, as agent for and on behalf of Purchaser or Purchaser’s successors or assigns and such amounts shall be paid by the Parent on a weekly basis to Purchaser or as otherwise designated by Purchaser, as applicable, by wire transfer of immediately available funds, along with any information as to the nature and source of all such payments, including any invoice relating thereto.

Section 10.12                      Further Assurances.  Each of the parties hereto shall, whenever and as often as reasonably requested to do so by another party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the Purchase and Assumption as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

TD BANK USA, N.A., as the Purchaser

By	/s/ Stephen Boyle
Name:	Stephen Boyle
Title:	Chief Financial Officer

PURCHASE AND SALE AGREEMENT

TARGET NATIONAL BANK, as a Seller

By	/s/ Terrence J. Scully
Name:	Terrence J. Scully
Title:	Chief Executive Officer and President

TARGET RECEIVABLES LLC, as a Seller

By	/s/ John J. Mulligan
Name:	John J. Mulligan
Title:	President

TARGET CORPORATION

By	/s/ John J. Mulligan
Name:	John J. Mulligan
Title:	Executive Vice President
and Chief Financial Officer

PURCHASE AND SALE AGREEMENT